UNITED STATES
SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934 (Amendment No. 6)*
Oppenheimer Holdings Inc.
-------------------------------------------------------------------------------
(Name of Issuer)

CLASS A COMMON STOCK, (WITHOUT PAR VALUE)
-------------------------------------------------------------------------------
(Title of Class of Securities)

683797104
-------------------------------------------------------------------------------
(CUSIP Number)

DECEMBER 31, 2013
-------------------------------------------------------------------------------
(Date of Event which Requires Filing of this Statement)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT
TO WHICH THIS SCHEDULE IS FILED:

[X] RULE 13D-1(B)

[ ] RULE 13D-1(C)

[ ] RULE 13D-1(D)

*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

      THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 (THE "ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES
OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS
OF THE ACT (HOWEVER, SEE THE NOTES).


Page 1 of 10 Pages


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CUSIP NO. 683797104
	  ---------

- --------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Bay Resource Partners, L.P.
- --------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a) [X]

(b) [ ]

- --------------------------------------------------------------------------
3     SEC USE ONLY

- --------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
- --------------------------------------------------------------------------
5   SOLE VOTING POWER

NUMBER OF                 NONE
            SHARES
          BENEFICIALLY     -------------------------------------------------
           OWNED BY        6    SHARED VOTING POWER
             EACH
           REPORTING                163,700
            PERSON         -------------------------------------------------
             WITH          7    SOLE DISPOSITIVE POWER

                                     NONE
                           -------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

163,770
- --------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

163,770
- --------------------------------------------------------------------------
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
[ ] (SEE INSTRUCTIONS)

- --------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9  1.2%

- --------------------------------------------------------------------------
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
- --------------------------------------------------------------------------


Page 2 of 10 Pages

CUSIP NO. 683797104
	  ---------

- --------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


	Bay II Resource Partners, L.P.
- --------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [X]

(b) [ ]


- --------------------------------------------------------------------------
3     SEC USE ONLY

- --------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
- --------------------------------------------------------------------------
5   SOLE VOTING POWER


           NUMBER OF                NONE
            SHARES
          BENEFICIALLY     -------------------------------------------------
           OWNED BY        6    SHARED VOTING POWER
             EACH
           REPORTING                 163,300
            PERSON         -------------------------------------------------
             WITH          7    SOLE DISPOSITIVE POWER

                                     NONE
                           -------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

163,300
- --------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

163,300
- --------------------------------------------------------------------------

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
[ ] (SEE INSTRUCTIONS)

- --------------------------------------------------------------------------
11   PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW 9  1.2%

- --------------------------------------------------------------------------
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
- --------------------------------------------------------------------------


Page 3 of 10 Pages

CUSIP NO. 683797104
	  ---------

- --------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Bay Resource Partners Offshore Master Fund, L.P.


- --------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [X]

(b) [ ]

- --------------------------------------------------------------------------
3     SEC USE ONLY

- --------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands
- --------------------------------------------------------------------------
5   SOLE VOTING POWER

   NUMBER OF                NONE
            SHARES
          BENEFICIALLY     -------------------------------------------------
           OWNED BY        6    SHARED VOTING POWER
             EACH
           REPORTING               338,278
            PERSON         -------------------------------------------------
             WITH          7    SOLE DISPOSITIVE POWER

                                    NONE
                           -------------------------------------------------
                           8    SHARED DISPOSITIVE POWER


338,278
- --------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

338,278
- --------------------------------------------------------------------------
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
[ ] (SEE INSTRUCTIONS)

- --------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9   2.5%

- --------------------------------------------------------------------------
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
- --------------------------------------------------------------------------

Page 4 of 10 Pages

CUSIP NO. 683797104
	  ---------

- --------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

GMT Capital Corp.
- --------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [X]

(b) [ ]
- --------------------------------------------------------------------------
3     SEC USE ONLY

- --------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

State of Georgia
- --------------------------------------------------------------------------
5   SOLE VOTING POWER

  NUMBER OF                NONE
            SHARES
          BENEFICIALLY     -------------------------------------------------
           OWNED BY        6    SHARED VOTING POWER
             EACH
           REPORTING                 684,848
            PERSON         -------------------------------------------------
             WITH          7    SOLE DISPOSITIVE POWER

                                    NONE
                           -------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

684,848
- --------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

684,848
- --------------------------------------------------------------------------
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
[ ] (SEE INSTRUCTIONS)

- --------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9  5.1%

- --------------------------------------------------------------------------
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IA

- --------------------------------------------------------------------------


Page 5 of 10 Pages

CUSIP NO. 683797104
	  ---------
- --------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Thomas E. Claugus
- --------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [X]

(b) [ ]

- --------------------------------------------------------------------------

3     SEC USE ONLY

- --------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

United States
- --------------------------------------------------------------------------
5   SOLE VOTING POWER

 NUMBER OF                 	    20,000
            SHARES
          BENEFICIALLY     -------------------------------------------------
           OWNED BY        6    SHARED VOTING POWER
             EACH
           REPORTING                781,278
            PERSON         -------------------------------------------------
             WITH          7    SOLE DISPOSITIVE POWER

                                     20,000
                           -------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

684,848
- --------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

704,848
- --------------------------------------------------------------------------
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
[ ] (SEE INSTRUCTIONS)
- --------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9  5.2%

- --------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
- --------------------------------------------------------------------------


Page 6 of 10 Pages

ITEM
1(A)
NAME OF ISSUER:




		Oppenheimer Holdings Inc.


ITEM
 1(B)
	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:




125 Broad Street
		New York, NY 10004


ITEM
 2(a)
NAME OF PERSON FILING:




		(i) Bay Resource Partners, L.P. (Bay), with respect to
shares of Class A Common Stock directly owned by it.

		(ii) Bay II Resource Partners, L.P. (Bay II), with respect to shares of Class A Common Stock directly owned by it.

		(iii) Bay Resource Partners Offshore Master Fund, L.P. (Offshore
		Fund) with respect to shares of Common Stock directly owned by it, as the successor to Bay Resource Partners Offshore Fund, Ltd.

		(iv) GMT Capital Corp. (GMT Capital) with respect to shares of Class A Common Stock beneficially owned by it.

		(v) Thomas E. Claugus, (Mr. Claugus), with respect to the shares of Class A Common Stock directly owned by him and directly owned by each of Bay, Bay II, the Offshore Fund and GMT Capital separate client accounts.

      		The foregoing persons are hereinafter sometimes collectively referred to as the Reporting Persons. Any disclosures herein with respect to persons other than the Reporting Persons are made on information and believe after making inquiry to the appropriate party.



ITEM 2(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:




		The address of the business office of each of the Reporting Persons is 2300 Windy Ridge Pkwy, Suite 550 South, Atlanta, Georgia, 30339.


ITEM
2(c)
CITIZENSHIP:




		Bay and Bay II are limited partnerships organized under the
		laws of the State of Delaware. The Offshore Fund is an exempted
		limited partnership organized under the laws of the Cayman Islands.
		GMT Capital is a Georgia corporation. Mr. Claugus is a United States
		citizen.


ITEM
2(d)
	TITLE OF CLASS OF SECURITIES:




		Class A Common Stock, Without Par Value



Page 7 of 10 Pages

ITEM 2(e)		CUSIP NUMBER:

			683797104

ITEM 3.          	IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13D-1(B) OR SS.
			240.13d-2(B) or (C), CHECK WHETHER THE PERSON FILING IS A:

(a) [ ] Broker or dealer registered under section 15 of the Act (15
U.S.C. 78o).

(b) [ ] Bank as defined in section 3(a)(6) of the Act
(15 U.S.C. 78c).

(c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) [X] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

(h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP:

	This Amendment No. 6 amends and supplements Amendment N. 5 to
	Schedule 13G filed with the Securities and Exchange Commission (SEC)
	on December 20, 2012, which amended and supplemented Amendment No. 4 to
	Schedule 13G filed with the SEC on October 20, 2011, which amended and
	supplemented Amendment No. 3 to Schedule 13G filed with the SEC on
	May 18, 2011, which amended and supplemented Amendment No. 2 to
	Schedule 13G filed with the SEC on February 23, 2011, which amended and
	supplemented Amendment No. 1 to Schedule 13G filed with the SEC on July 22,
	2009, which amended and supplemented the Schedule 13G originally filed with
	the SEC on May 7, 2008 by the Reporting Persons. This Statement is being
	filed with respect to an aggregate of 936,541 shares of Class A Common Stock,
	resulting in beneficial ownership of Class A Common Stock as follows:

	1. Bay Resource Partners, L.P.,
		(a) Amount Beneficially owned: 163,770


Page 8 of 10 Pages

		(b) Percent of Class: 1.2%
		The percentages used herein and in the rest of Item 4 are calculated based on
		13,412,897 shares of Class A Common Stock outstanding as of October 31, 2013,
		as disclosed in the Issuer's most recent Quarterly Report on Form 10-Q
		for the quarterly period ended September 30, 2012 as filed with the
		SEC on November 1, 2013.

		(c)   (i) Sole power to vote or direct the vote: -0-
 		      (ii) Shared power to vote or direct the vote: 163,770
		      (iii) Sole power to dispose or direct the disposition:-0-
		      (iv) Shared power to dispose or direct the disposition: 163,770


	2. Bay II Resource Partners, L.P.
		(a) Amount Beneficially owned:163,300
		(b) Percent of Class: 1.2%
		(c) (i) Sole power to vote or direct the vote: -0-
 		    (ii) Shared power to vote or direct the vote: 163,300
		    (iii) Sole power to dispose or direct the disposition:-0-
		    (iv) Shared power to dispose or direct the disposition: 163,300


	3. Bay Resource Partners Offshore Master Fund, L.P.
		(a) Amount Beneficially owned: 338,278
		(b) Percent of Class: 2.5%
		(c) (i) Sole power to vote or direct the vote: -0-
 		    (ii) Shared power to vote or direct the vote: 338,278
		    (iii) Sole power to dispose or direct the disposition: -0-
		    (iv) Shared power to dispose or direct the disposition:461,441


	4. GMT Capital Corp.
		(a) Amount Beneficially owned: 684,848
		(b) Percent of Class: 5.1%
		(c) (i) Sole power to vote or direct the vote: -0-
 		(ii) Shared power to vote or direct the vote: 684,848
		(iii) Sole power to dispose or direct the disposition: -0-
		(iv) Shared power to dispose or direct the disposition:684,848


	5. Thomas E. Claugus
		(a) Amount Beneficially owned: 704,848
		(b) Percent of Class: 5.2%
		(c) (i) Sole power to vote or direct the vote: 20,000
		    (ii) Shared power to vote or direct the vote: 684,848
		   (iii) Sole power to dispose or direct the disposition: 20,000
		   (iv) Shared power to dispose or direct the disposition:684,848


ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

N/A


ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.


		Page 9 of 10 Pages

	GMT Capital, the general partner of Bay and Bay II, has the power
	to direct the affairs of Bay and Bay II, including the voting and
	disposition of shares. As the discretionary investment manager of
	the Offshore Fund and certain other accounts, GMT Capital has power
	to direct the voting and disposition of shares held by the Offshore Fund
	and such accounts. Mr. Claugus is the President of GMT Capital and in that
	capacity directs the operations of each of Bay and Bay II and the voting and
	disposition of shares held by the Offshore Fund and separate client accounts
	managed by GMT Capital.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

N/A


ITEM 8.          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.


See Item 2.


ITEM 9.          NOTICE OF DISSOLUTION OF GROUP.

N/A


ITEM 10.         CERTIFICATION.

                      By signing below I certify that, to the best of my
	knowledge and belief, the securities referred to above were not acquired
	and are not held for the purpose of or with the effect of changing or
	influencing the control of the issuer of the securities and were not acquired
	and are not held in connection with or as a participant in any
	transaction having that purpose or effect.


SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

February 17, 2014


/s/ George E. Case, III
----------------------------------
George E. Case, III as Vice President
of GMT Capital Corp., for itself and
as the general partner of
(i) Bay Resource Partners, L.P. and
(ii) Bay II Resource Partners, L.P.,
and as the investment manager of
(iii) Bay Resource Partners Offshore
Master Fund, L.P. and (iv) certain
other accounts and for Thomas Claugus.



		Page 10 of 10 Pages